<u>RELEASE</u>

In exchange for the receipt of good and valuable consideration, the sufficiency of which is hereby acknowledged, Linda Romano ("Romano") hereby agrees to release all claims against Nurses PRN, LLC, a Florida limited liability company ("Nurses PRN") as follows:

Romano hereby releases and discharges Nurses PRN and its members, managers, officers, agents, employees, parent corporation, subsidiaries, affiliates, successors and assigns (collectively, the "Released Parties") from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, which Romano, her successors or assigns ever had, now have, or hereafter can, shall or may have against Nurses PRN and the Released Parties for, upon, or by reason of any matter, cause or thing whatsoever relating to Romano's capacity as a member and/or as a manager of Nurses PRN prior to the date hereof, except for any obligations or liability that arise or may arise as a result of the Asset Purchase effective as of __ day of June, 2005, by and among Nurses PRN Acquisition Corp., a Nevada corporation, Medical Staffing Solutions, Inc., a Nevada corporation, Nurses PRN, Romano, Robert Murphy, and Aftab Adamjee, and the transactions contemplated thereby.

LINDA ROMANO

By: Linda Romano

Date: 6/16/05

STATE OF FL)

):SS

COUNTY OF Palm Beach)

The foregoing instrument was acknowledged before me this 16 day of June, 2005, by Linda Romano. He is personally known to me or ( ) has produced drivers lisc as identification.

Miriam Dellibovi

Notary Public, State of Florida.

Print Name: Miriam Dellibovi

Seal:

MIRIAM DELLIBOVI
Comm# DD0337800
Expires 7/14/2008
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Florida Notary Assn., Inc